Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report on the December 31, 2014 consolidated financial statements of Eldorado Resorts, Inc. dated March 16, 2015, included in the Registration Statement and related Prospectus of Eldorado Resorts, Inc.

We also consent to the reference to our firm under the caption “Experts” and to the use of our report on the December 31, 2014 consolidated financial statements of MTR Gaming Group, Inc. dated March 16, 2015, included in the Registration Statement and related Prospectus of Eldorado Resorts, Inc.

/s/ Ernst & Young LLP

Las Vegas, Nevada

July 10, 2015